ELECTRONICS MISSILES & COMMUNICATIONS, INC.
                  NONQUALIFIED STOCK OPTION PLAN

                       SECTION 1.  PURPOSE

     This Nonqualified Stock Option Plan (hereafter the PLAN) is intended to advance the interests of Electronics, Missiles & Communications Inc. (hereafter EMCEE or the COMPANY), its shareholders and its subsidiaries by encouraging and enabling selected officers and other key employees upon whose judgment, initiative and effort the Company is largely dependent for the successfulconduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock. Options granted under the Plan are intended to be options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1954, as amended.
                     SECTION 2.  DEFINITIONS
     A.   BOARD means the Board of Directors of EMCEE;
     B. COMMITTEE means the body administering this Plan as designated by the Board;
     C. COMMON STOCK means the common stock of EMCEE, par value $.01667; and may include lettered, legend or restricted stock of the Company as approved by the Company's counsel;
     D. DATE OF GRANT means the date on which an Option is granted under this Plan pursuant to a written nonqualified stock option agreement;
     E.   OPTION means an option granted under this Plan;
     F. OPTION AGREEMENT means the written agreement between the Optionee and the Company setting forth the details of the Option.
     G. OPTIONEE means a person to whom an Option, which has not expired, has been granted under this Plan;
     H. PLAN means EMCEE's Nonqualified Stock Option Plan as herein set forth;
     I. SUBSIDIARY or SUBSIDIARIES means a subsidiary corporation or corporations of the Company as defined in Section 425 of the Internal Revenue Code;
     J. SUCCESSOR means the legal representative of the estate of a deceased Optionee or the person or persons who acquired the right to exercise an Option by bequest or inheritance or by reason of the death of any optionee.
              SECTION 3.  ADMINISTRATION OF THE PLAN
     The Plan shall be administered by the Board or a Committee appointed by the Board. If the Plan is administered by a Committee, the Committee shall immediately draft and submit for review and approval by the Board a procedural statement for obtaining Board approval of any action taken by the Committee in carrying out the provisions of this Plan. If no Committee is appointed, the entire Board shall constitute the Committee. Options to members of the Committee may be granted only by a majority vote of the disinterested members of theBoard. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan and Board review, to determine the following:
     A.   The individuals to whom options shall be granted;
     B.   The time or times at which options shall be granted;
     C.   The number of shares covered by each option;
     D.   The purchase price of common stock covered by each option;


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     E.   The construction and interpretation of the Plan;
     F. Subject to Section 6, to determine the terms and provisions of the respective Option Agreements, which terms and provisions need not be identical in any respect including, but without limitation, differing terms covering the payment of the option price;
     G.   To make all other determinations;
     H. To take all other actions deemed necessary or advisable for the proper administration of the Plan.
     All such actions and determinations shall be conclusively binding for all purposes and upon all persons, unless such actions are determined by the Board to be in contravention of the Plan, relevant law or accounting practices.
           SECTION 4.  COMMON STOCK SUBJECT TO OPTIONS
     The initial aggregate number of shares of the Company's common stock which may be issued upon the exercise of options granted under the Plan shall not exceed 200,000, subject to adjustments under the provisions under Section 7. The shares of common stock to be issued upon the exercise of options may be authorized but unissued shares; shares issued and reacquired by the Company; shares bought on the market for the purposes of the Plan; and lettered, legend or restricted stock. In the event any option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such option but not purchased thereunder shall again be available for options to be granted under the Plan.
                     SECTION 5.  PARTICIPANTS
     Options may be granted under the Plan to any person who is a director, officer or employee of the Company or any of its subsidiaries.
           SECTION 6.  TERMS AND CONDITIONS OF OPTIONS
     Any option granted under the Plan shall be evidenced by an agreement executed by the Company and the Optionee, which agreement shall contain such terms and be in such form as the Committee from time to time approves, subject to the following limitations and conditions:
     A. Option Price. The option price per share with respect to each Option shall be determined by the Board, whether or not the Plan is administered by a Committee, but in no instance shall the consideration for the price per share be less than the par value of said stock;
     B. Period of Option. The expiration date of each Option shall be fixed by the Committee, but such expiration date shall not be more than ten (10) years from the date of the grant;
     C. Vesting of Shareholder's Rights. Neither an Optionee nor the Optionee's successor shall have any of the rights of a shareholder of theCompany until the certificates evidencing the shares purchased are properly delivered to such Optionee or the Optionee's successor;
     D. Exercise of Option. Each Option shall be exercisable from time to time or over a period commencing on the Date of Grant and ending upon the expiration or termination of the Option; provided, however, that the Committee may, by the provisions of any Option Agreement, limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable;

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     E.   Nontransferrability of Option. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee. No Option shall be transferrable or assignable by an Optionee, otherwise than by will or by thelaws of descent and distribution. Except upon the written consent of the Committee waiving this provision, the Option shall terminate and become null and void if the Option is pledged or hypothecated in any way, or becomes subject to levy, execution, attachment or similar process.
     F. Termination of Employment. Unless otherwise provided in this Option Plan, upon termination of an Optionee's employment with the Company or with any of its subsidiaries, or in the case of a Director, ceases to be such, the Optionee's option privilege shall be limited in the manner set forth in his/her Option Agreement, or if not specified therein, to the shares which were immediately purchasable by him/her at the date of such termination and such option privileges shall expire unless exercised by the Optionee within thirty
(30) days after the date of such termination. The granting of an Option to an eligible person does not alter in any way the Company's or a relevant subsidiary's existing rights to terminate such person's employment at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan;
     G. Death of Optionee. If an Optionee dies while in the employ of the Company or any subsidiary, the employee's option privileges shall be limited to the shares which were immediately purchasable by the Optionee at the date of death and such option privileges shall expire unless exercised by his successor within one hundred eighty (180) days after the date of Optionee's death.
                     SECTION 7.  ADJUSTMENTS
     A. In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation by reason of a recapitalization, reclassification, stock-split, combination of shares, dividend or other distribution payable in capital stock, appropriate adjustments shall be made by the Committee in the number and kind of shares for the purchase of which Options may be granted under the Plan. In addition, the Committee shall make appropriate adjustments in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Optionsshall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the option price per share.
     B. In the event of dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of the date fixed by the Committee, provided that not less than thirty (30) days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise the Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.


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     C.   In the event of a reorganization in which the Company is not the surviving or acquiring Company, or in which the Company is or becomes a wholly owned subsidiary of another Company after the effective date of the reorganization, then:
               (i) If there is no plan or agreement respecting the reorganization, or if the reorganization agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Option shall terminate;
     or
               (ii) If there is a reorganization agreement and the reorganization agreement specifically provides for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised stock options (and shall adjust the shares remaining under the Plan which are then available to be optioned under the Plan, if the reorganization agreement makes specific provisions therefore) in a manner not inconsistent with the provisions of the reorganization agreement for the adjustment, change, conversion or exchange of such stock and such options.
               (iii) The term reorganization as used in this section shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another Company after the effective date of the reorganization.
     D. Adjustments and determinations under this Section shall be made by the Committee, whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding and conclusive.
            SECTION 8.  RESTRICTION ON ISSUING SHARES
     The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchanged or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise of the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
    SECTION 9.  AMENDMENT, SUSPENSION AND TERMINATION OF PLAN
     The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the Options granted hereunder may conform to any changes in the law or in any other respect which the Board may deem to be in the best interests of the

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Company; provided, however, that without approval by the shareholders of the
Company representing a majority of the voting power, no such amendment shall except as provided in Section 4, increase the maximum number of shares for which
Options may be granted under the Plan, (a) change the provisions of subparagraph
A of Section 6 relating to the establishment of the option price, (b) change the
provisions of subparagraph B of Section 6 relating to the expiration date of each
Option, or (c) change the provisions of the next sentence of this Section 9 relating to the term of this Plan. Unless the Plan shall theretofore have been terminated by the Board or as provided in Section 7, the Plan shall terminate ten
(10) years after the effective date of the Plan. No Option may be granted during
any suspension or after termination of the Plan. Except as provided in Section 7, no amendment, suspension, or termination of the Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to such Optionee under the Plan.
   SECTION 10.  EFFECTIVE DATE OF PLAN AND SHAREHOLDER APPROVAL
     The effective date of the Plan is September 8, 1988, the date of its approval by the Shareholders of the Company.
     Approved and accepted the 13th day of February, 1989.
ATTEST:                       ELECTRONICS, MISSILES &
                               COMMUNICATIONS, INC.

s/s Kay E. Krull                   By: s/s  S. Stanley Fischman
    KAY E. KRULL                      S. STANLEY FISCHMAN
CORP. ASST. SEC'Y                      PRESIDENT/CEO